UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 20, 2015

ANDES 5 Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55366	47-2942386
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

10777 Westheimer, Suite 1100

Houston, TX 77042

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(713) 260 9659

(ISSUER TELEPHONE NUMBER)

16192 Coastal Highway

Lewes, DE 19958
_______________________________________________________________________________

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01 Change in Control of Registrant.

On April 20, 2015, the sole officer and director of ANDES 5 Inc. (the “Company”), Richard Chiang, entered into a Share Purchase Agreement (the “SPA”) pursuant to which he entered into an agreement to sell an aggregate of 10,000,000 shares of his shares of the Company’s common stock to Hardaway Net-Works, Inc., at an aggregate purchase price of $40,000. These shares represent 100% of the Company’s issued and outstanding common stock. Effective upon the closing date of the Share Purchase Agreement, April 27, 2015, Richard Chiang executed the agreement and owned no shares of the Company’s stock and Hardaway Net-Works, Inc., was the majority stockholder of the Company. A copy of the SPA is attached to this Current Report as Exhibit 10.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On April 27, 2015, following the execution of the SPA, Hardaway Net-Works, Inc., elected Mr. Glenn Hardaway, as a Director of the Company. Immediately following the election of Mr. Hardaway as a Director to the Company’s Board of Directors, Mr. Hardaway, acting as the sole Director of the Company, accepted the resignation of Richard Chiang as the Company’s President, Chief Executive Officer, Secretary, Treasurer, and Chairman of the Board of Directors. Mr. Chiang’s resignation was in connection with the consummation of the SPA between Mr. Chiang and Hardaway Net-Works, Inc., and was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Following Mr. Chiang’s resignation, and effective as of the same date, to fill the vacancies created by Richard Chiang’s resignations, and acting as the sole member of the Board of Directors, Mr. Hardaway appointed himself as President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Chairman of the Board. Further, the Board of Directors also appointed Lawrence JL Palmer as Vice President, and Secretary. Robert Shontz as Director. A copy of the resignation letter submitted by Mr. Chiang is attached to this Current Report as Exhibit 17.1.

Biographical Information for Glenn Hardaway

Glenn Hardaway, Age 55, President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Chairman of the Board

Glenn Hardaway, the founder of Hardaway Net-Works Inc., has been involved in the Internet industry since 1996, helping establish one of the first website design companies in Houston, TX. He recruited and trained over 40 sales professionals , authored company-training materials and developed the marketing plan to expand the business nationwide. When Internet television technology debuted in 1996, Mr. Hardaway was one of the first in the nation to sell the WebTV units. He began developing ideas for commercial application that would lead to the incorporation of Hardaway Net-Works just a few years later. By 1977, he was engaged with a new career at a television station called the Internet Television Network. Hardaway served as General Manager for the new Houston-based venture. He wrote, produced, and directed a unique series of Internet news programs where viewers could interact with the website while watching the broadcast on television. Hardaway’s management experience dates back to 1977, when he began his broadcasting career in radio news at the LSU station in Baton Rouge, Louisiana. Given charge of managing the campus radio news team, Hardaway trained reporters to compete with the top local stations to gain real experience rather than simply cover campus news. For over 10 years he marketed and serviced Success Motivation Institute programs, founded by Paul J. Meyer. He became one of the top franchise sales professionals at SMI’s national headquarters in Waco, Texas. There he gained valuable knowledge about successful franchising and national marketing, which plays a key role in today’s management and development of Hardaway Net-Works Inc. Hardaway’s drive, determination and goal-directed commitment to success are central to Company operations. His excellent reputation throughout the industry brings tremendous strength and experience to the new enterprise. Mr. Hardaway obtained his Bachelors of Arts in broadcast journalism in 1982 from LSU, Baton Rouge, Louisiana.

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Biographical Information for Lawrence JL Palmer

Lawrence JL Palmer, Age 65, Vice President, Secretary

Lawrence began his career in 1966 as a theater employee, and continued until 1968 when he joined the US Navy. After 4 years of military service Mr. Palmer continued his career in theaters as manager.  Mr. Palmer also worked a second job as a bank teller and became a manager in 1973, for the Marina Savings & Loan.  Mr. Palmer moved to Rome, Italy in 1973, and was employed in a government service position the US Navy postal department returning to the United States in 1977.  Mr. Palmer was employed for the United States Postal Service from 1978 to his retirement in 2005.  Lawrence held several positions in distribution, as a window clerk, letter carrier, carrier supervisor; distribution/window supervisor; and retired in 2005 having been a station manager for seven years.  The management positions, held by Mr. Palmer, spanned the western United States from Los Angeles, California north to Portland, Oregon.

Biographical Information for Robert Shontz

Robert Shontz, Age 59, Director

Robert Shontz is a certified mentor, public speaker and author. Mr. Shontz is a featured expert in the movie “Predictable Wealth” starring international leaders such as Bob Proctor, Brian Tracy, Les Brown and Don Boyer being released in the summer of 2015. Mr. Shontz served in the US Marines and reside in Nevada.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Share Purchase Agreement between Richard Chiang and Hardaway Net-Works, Inc., dated April 20, 2015
17.1	Richard Chiang resignation letter dated April 27, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ANDES 5 Inc.

By: /s/ Glenn Hardaway

Name: Glenn Hardaway

Title: President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Chairman of the Board

Dated: April 29, 2015

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